Exhibit 16.1

November 4, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Securities and Exchange Commission:

We have read Item 4.01 of Form 8-K/A dated November 4, 2010 of Fuqi International, Inc. and are in agreement with the statements contained therein as it pertains to our firm.

/s/  Stonefield Josephson, Inc.